Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of BioHiTech Global, Inc. on Form S-3 of our report dated April 2, 2018, with respect to our audits of the consolidated financial statements of BioHiTech Global, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for the years then ended appearing in the Annual Report on Form 10-K of BioHiTech Global, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Melville, NY
June 29, 2018